Exhibit 6.3

DELAYED DRAW TERM LOAN AND SECURITY AGREEMENT

This DELAYED DRAW TERM LOAN AND SECURITY AGREEMENT (this “Agreement”) is dated as of September 1, 2026 (the “Effective Date”) by and between RAD TECHNOLOGIES, INC., a Delaware corporation (“Lender”) and ALTIVERA VISION INC., a Delaware corporation (“Borrower”), along with ALTIVERA VISION MANAGEMENT LLC, a Delaware limited liability company (“Altivera Management”), ALTIVERA VISION HOLDINGS LLC, a Delaware limited liability company (“Altivera Holdings”), ALTIVERA VISION ASC HOLDINGS, LLC, a Delaware limited liability company (“Altivera ASC Holdings”; together with Altivera Management, Altivera Holdings and any Person who may hereafter be joined to this Agreement as a guarantor, each, a “Guarantor”, and collectively, “Guarantor”). The parties, intending to be legally bound, hereby agree as follows:

1.	LOAN AND PAYMENT TERMS

1.1	Delayed Draw Term Loan.

(a)	Facility. Subject to the terms and conditions of this Agreement, Lender shall make available to Borrower a delayed draw term loan in an aggregate principal amount not to exceed Two Million and Five Hundred Thousand and 00/100 Dollars ($2,500,000) (as such amount may be reduced in accordance with this Agreement, the “Commitment”). Borrower may request advances under the Commitment from time to time in one or more tranches (each, an “Advance”), and may borrow and repay under this Agreement; provided, however, that the aggregate outstanding principal balance of all Advances (including capitalized PIK Interest, as applicable) shall not at any time exceed the Commitment. Lender’s Commitment shall automatically be reduced concurrently with and in the principal amount of each Advance made by the Lender.

(b)	Tranches; Discretion. Borrower acknowledges that the facility is intended to be drawn in tranches, and Borrower shall submit each request for an Advance pursuant to Section 1.2. Notwithstanding any other provision of this Agreement, Lender’s obligation to fund any requested Advance is subject to the conditions set forth in this Agreement and Lender’s receipt of all items reasonably requested in connection with such Advance, including completion of any refresh diligence that Lender reasonably deems appropriate.

(c)	No Obligation to Increase. Lender shall have no obligation to increase the Commitment, and any increase shall require a written amendment executed by both Parties.

(d)	Existing Advances; Deemed Initial Advance. Borrower and Lender acknowledge that, prior to the Effective Date, Lender advanced funds to or for the benefit of Borrower (including amounts advanced to or on behalf of any Guarantor), as reflected in the books and records of Lender and Borrower (collectively, the “Existing Advances”). Effective as of the Effective Date, the Existing Advances shall be deemed for all purposes to constitute the initial Advance made under this Agreement on the Effective Date, shall be included in the outstanding principal balance of the Advances, shall reduce the Commitment in accordance with Section 1.1(a), and shall bear interest and otherwise be subject to the terms of this Agreement (including the PIK Interest provisions of Section 1.5) from and after the Effective Date. No Advance Request shall be required in respect of the Existing Advances, and the conditions precedent set forth in Section 2.1 shall be deemed satisfied with respect thereto.

1.2	Requests for Advances; Funding Mechanics.

(a)	Advance Request. Borrower shall request each Advance by delivering to Lender a written request substantially in the form attached hereto as Exhibit A (each, an “Advance Request”) no later than 12:00 noon Eastern time at least two (2) Business Days prior to the requested funding date. Each Advance Request shall specify: (i) the amount requested, (ii) the requested funding date, and (iii) a reasonably detailed statement of the intended use of proceeds.

(b)	Minimum Draw. Each Advance shall be in a minimum amount of $25,000 and in integral multiples of $5,000 thereafter, unless the requested Advance is for the full remaining undrawn amount of the Commitment.

(c)	Disbursement. Subject to satisfaction of the conditions set forth in this Agreement, Lender shall disburse the amount of any approved Advance by wire transfer of immediately available funds to an account designated by Borrower in the applicable Advance Request (or such other method as the Parties may agree in writing).

(d)	Evidence of Debt. The Advances, together with all accrued interest, PIK Interest, fees, costs, and other Obligations, shall be evidenced by this Agreement and Borrower’s books and records. At Lender’s request, Borrower shall execute and deliver a delayed draw term loan promissory note evidencing the Obligations on terms consistent with this Agreement (the “Note”).

1.3	Term; Maturity Date.

(a)	Term. This Agreement shall remain in effect from the Effective Date through and including the date that is three (3) years after the Effective Date (the “Maturity Date”), unless earlier terminated in accordance with this Agreement.

(b)	Payment in Full at Maturity. All outstanding Obligations are due and payable in full on the Maturity Date. For the avoidance of doubt, there are no scheduled principal amortization payments prior to the Maturity Date.

1.4	Use of Proceeds. Borrower shall use the proceeds of the Advances solely for working capital and other general corporate purposes of Borrower and the other Loan Parties and their respective businesses, including by making, or by causing to be made, distributions, dividends, advances, loans, capital contributions, or other transfers of such proceeds to any other Loan Party for the working capital and general corporate purposes of such other Loan Party as permitted by Section 5.7, and not for any personal, family, household, or agricultural purposes.

1.5	Interest Rate and Computation; PIK Mechanics; Cash Pay Election.

(a)	Interest Rate. The outstanding principal balance of the Advances shall bear interest from the date of disbursement of each Advance through repayment (whether by acceleration or otherwise) at a rate of nine percent (9.0%) per annum (the “Interest Rate”).

(b)	PIK Period; Capitalization. For the period beginning on the Effective Date and ending on the date that is twenty-four (24) months after the Effective Date (the “PIK Period”), the aggregate outstanding accrued and unpaid interest in respect of the Advances shall be paid-in-kind by automatically capitalizing, compounding and adding such accrued and unpaid interest to the unpaid principal amount of the Advances (“PIK Interest”) and shall not be payable in cash. On the last day of each calendar quarter occurring during the PIK Period, all accrued and unpaid PIK Interest for such quarter shall be automatically capitalized and added to the outstanding principal balance of the Advances, and thereafter shall bear interest at the Interest Rate as part of the principal balance.

(c)	Cash Pay Election After PIK Period. At any time after the expiration of the PIK Period, Lender may, in its sole discretion, deliver written notice to Borrower electing that interest shall thereafter be payable in cash (a “Cash Pay Election”). Following a Cash Pay Election: (i) interest accruing after the effective date of such election shall be payable in cash in arrears on the first day of each calendar quarter (or, if such day is not a Business Day, the next Business Day), and (ii) no further PIK Interest shall accrue. For the avoidance of doubt, any PIK Interest capitalized prior to a Cash Pay Election shall remain part of the outstanding principal balance and shall continue to bear interest at the Interest Rate.

(d)	Default Rate. Immediately upon the occurrence and during the continuation of an Event of Default, the outstanding Obligations shall bear interest at a rate per annum which is five percent (5.0%) above the Interest Rate (the “Default Rate”). To the extent permitted by Applicable Law, interest at the Default Rate shall be payable (or capitalized during any period in which interest is otherwise accruing as PIK Interest) from the date of the Event of Default until the date the default is cured.

(e)	Interest Computation. Interest shall be computed on the basis of the actual number of days elapsed and a 360-day year. In computing interest, the date of disbursement shall be included and the date of payment shall be excluded.

1.6	Fees and Lender Expenses.

(a)	Delayed Draw Term Loan Unused Line Fee. Borrower shall pay to Lender an unused line fee equal to one percent (1.0%) per annum on the Unused Commitment (as defined below) (the “Unused Line Fee”). The Unused Line Fee shall accrue daily from and after the Effective Date and shall be payable quarterly in arrears on the first day of each calendar quarter (or, if such day is not a Business Day, the next Business Day). “Unused Commitment” means, for any day, an amount equal to (i) the Commitment, minus (ii) the outstanding principal balance of all Advances as of such day.

(b)	Lender Expenses. Borrower shall pay all Lender Expenses incurred through and after the Effective Date, when due (or, if no stated due date, upon demand by Lender). “Lender Expenses” includes all reasonable and documented out-of-pocket fees, costs, and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the negotiation, preparation, execution, administration, collateral perfection, amendment, enforcement, protection of rights, or collection under this Agreement and the other Loan Documents, including in any Insolvency Proceeding.

(c)	No Rebate. Unless otherwise provided in this Agreement or in a separate writing by Lender, Borrower shall not be entitled to any credit, rebate, or repayment of any fees earned by Lender pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of Lender’s obligation to make Advances hereunder.

1.7	Payments; Application of Payments; Debit of Accounts.

(a)	Payment Mechanics. All payments (including any prepayments) to be made by Borrower under any Loan Document shall be made in immediately available funds in lawful money of the United States, without setoff, counterclaim, or deduction, before 2:00 p.m. Eastern time on the date when due. Payments received after 2:00 p.m. Eastern time shall be deemed received on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due on the next Business Day, and additional interest and fees, as applicable, shall continue to accrue until paid.

(b)	Automatic Debit. Lender shall have the right, but not the obligation, to automatically debit the deposit account of Borrower specified in the ACH authorization in effect from time to time (the “ACH Authorization”) in respect of any payment that is due and payable to Lender under this Agreement. Borrower shall execute and deliver an ACH Authorization to Lender upon Lender’s request and shall keep such authorization in effect at all times while any Obligations remain outstanding.

(c)	Application of Payments. Any payments shall be applied first to unpaid Lender Expenses, then to accrued and unpaid interest, then to outstanding principal (including capitalized PIK Interest).

1.8	Voluntary Prepayments; Early Repayment Premium.

(a)	Permitted Prepayments. Borrower shall have the option to prepay the Advances, in full or in part, at any time and from time to time, provided Borrower (i) delivers written notice to Lender of its election to prepay at least three (3) Business Days prior to such prepayment, and (ii) each partial prepayment shall be in an amount of not less than $25,000 (unless the outstanding principal balance is less than such amount, in which case such prepayment shall equal the full outstanding principal balance), together with all accrued but unpaid interest and fees through the date of such prepayment (including interest accruing at the Default Rate, if applicable).

(b)	Early Repayment Premium. In the event Borrower repays, refinances, prepays, or otherwise satisfies in full all outstanding Obligations prior to the Maturity Date (whether voluntarily, in connection with a transaction, or otherwise, but excluding repayment in full following acceleration after an Event of Default, unless Lender elects in writing to apply this Section), the aggregate amount payable by Borrower on account of the Obligations in connection with such repayment shall equal to the greater of:

(i)	the outstanding Obligations due and payable at such time (including outstanding principal balance, capitalized PIK Interest, accrued and unpaid interest, fees, and Lender Expenses), but excluding the Early Repayment Premium or

(ii)

an amount equal to one hundred and five percent (5%) of the aggregate principal amount of all Advances actually funded under this Agreement. The amount, if any, by which the amount described in clause (ii) above exceeds the amount described in clause (i) above is referred to as the “Early Repayment Premium” and shall be due and payable concurrently with such repayment, in addition to the outstanding Obligations described in clause (i) above.

For the avoidance of doubt, this Section is intended to ensure that the aggregate amount received by Lender on account of the Obligations in connection with an early takeout of the facility is not less than one hundred five percent (105%) of the aggregate principal amount of all Advances actually funded under this Agreement, and no Early Repayment Premium shall be due if the amount described in clause (i) above equals or exceeds the amount described in clause (ii) above.

(c)	Application. Any prepayment shall be applied first to unpaid Lender Expenses, then to accrued and unpaid interest, then to outstanding principal (including capitalized PIK Interest).

1.9	Change in Circumstances. If any Change in Law shall impose any material cost, expense, or burden on Lender in connection with the making, maintaining, or enforcement of the Advances or the security interests contemplated hereby, Borrower shall, upon written request of Lender and to the extent permitted by Applicable Law, promptly pay to Lender such additional amounts as are reasonably necessary to compensate Lender for such increased costs or reductions; provided that Borrower shall not be required to compensate Lender for any increased costs incurred more than nine (9) months prior to the date Lender provides notice of such Change in Law (except to the extent such Change in Law is retroactive).

1.10	Taxes.

(a)	Payments Free of Taxes. Any and all payments by or on account of any Obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If Borrower is required by Applicable Law to deduct or withhold any Tax from any payment, then (i) Borrower shall timely pay the full amount deducted or withheld to the relevant Governmental Authority, and (ii) the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made, Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made (other than Taxes imposed on Lender’s net income).

(b)	Tax Cooperation. Each Party shall reasonably cooperate with the other to reduce or eliminate any withholding Taxes, including by delivering customary tax forms reasonably requested.

2.	CONDITIONS OF CREDIT

2.1	Conditions Precedent to Initial Advance. Lender’s obligation to make the initial Advance is subject to the condition precedent that Lender shall have received, in form and substance satisfactory to Lender, such documents and completion of such other matters as Lender may reasonably deem necessary or appropriate, including without limitation:

(a)	Loan Documents. This Agreement and each other Loan Document, duly executed by Borrower (and any other obligor party thereto);

(b)	Organizational Documents; Good Standing. Borrower’s organizational documents and a good standing certificate of Borrower from the Delaware Secretary of State dated no earlier than thirty (30) days prior to the Effective Date;

(c)	Authorizing Resolutions; Incumbency. A certificate executed by Borrower’s secretary or other authorized officer certifying (i) the resolutions of Borrower authorizing the execution, delivery, and performance of the Loan Documents, (ii) incumbency and specimen signatures of authorized signers, and (iii) the organizational documents then in effect;

(d)	Collateral Deliverables. Evidence satisfactory to Lender that Lender has a perfected first-priority security interest in the Collateral, including filed UCC financing statements and such other filings or control agreements as Lender may reasonably request consistent with this Agreement;

(e)	ACH Authorization. A duly executed ACH Authorization (if requested);

(f)	Advance Request. A duly executed Advance Request;

(g)	Due Diligence. Satisfactory completion of due diligence by Lender;

(h)	No Default. The representations and warranties in this Agreement shall be true and correct in all material respects as of the Effective Date (with customary materiality qualifier mechanics), and no Default or Event of Default shall have occurred and be continuing or result from the making of the initial Advance; and

(i)	No Material Adverse Effect. No Material Adverse Effect shall have occurred and be continuing.

2.2	Conditions Precedent to Each Subsequent Advance. Lender’s obligation to make each subsequent Advance is subject to the satisfaction (or waiver in writing by Lender) of the following conditions precedent:

(a)	Lender shall have received a duly executed Advance Request in accordance with Section 1.2;

(b)	The representations and warranties of Borrower contained in this Agreement and the other Loan Documents shall be true and correct in all material respects as of the date of such Advance (except those expressly referring to an earlier date);

(c)	No Default or Event of Default shall have occurred and be continuing or would result from the making of such Advance; and

(d)	No Material Adverse Effect shall have occurred and be continuing.

2.3	Covenant to Deliver; No Waiver. Borrower shall deliver to Lender each item required to be delivered to Lender under this Agreement as a condition precedent to the making of any Advance. The making of any Advance or disbursement of proceeds prior to receipt by Lender of any required item shall not constitute a waiver by Lender of Borrower’s obligation to deliver such item, and any such funding in the absence of a required item shall be in Lender’s sole discretion.

3.	REPRESENTATIONS AND WARRANTIES. Each Loan Party represents and warrants as follows (each representation and warranty being made as of the Effective Date and, unless otherwise stated, as of each date an Advance is made):

3.1	Due Organization; Authorization; Power and Authority.

(a)	Each Loan Party is duly organized, validly existing, and in good standing under the laws of the State of Delaware and is qualified and licensed to do business and is in good standing in each jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

(b)	The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party have been duly authorized and do not (i) conflict with each Loan Party’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any Applicable Law, (iii) contravene, conflict with or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which each Loan Party or any of its property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or governmental approval from, any Governmental Authority, except such governmental approvals as have been obtained and are in full force and effect, or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which each Loan Party is bound, except in each case where the foregoing could not reasonably be expected to have a Material Adverse Effect.

3.2	Binding Obligation. Each Loan Document to which each Loan Party is a party constitutes the legal, valid, and binding obligation of each Loan Party, enforceable against each Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and other laws affecting creditors’ rights generally and to general principles of equity.

3.3	Name; Location of Chief Executive Office. Except for a period of time in which Altivera Vision, Inc. operated under the name VisAI Partners, Inc, each Loan Party has not done business under any name other than its legal name as set forth on the signature page. Each Loan Party’s chief executive office and principal place of business are located at the address indicated in Section 9.

3.4	Litigation. There are no actions, suits, investigations, arbitrations, or proceedings pending (or, to Loan Parties’ knowledge, threatened) by or against Loan Parties before any court, administrative agency, or arbitrator in which a likely adverse decision could reasonably be expected to have a Material Adverse Effect.

3.5	Financial Condition; No Material Deterioration. All financial statements of Loan Parties delivered to Lender (if any) fairly present in all material respects Loan Parties’ financial condition and results of operations as of, and for the periods covered thereby, subject, in the case of unaudited financial statements, to normal year-end adjustments and the absence of footnote disclosures. There has not been any material deterioration in Loan Parties’ financial condition since the date of the most recent financial statements delivered to Lender, except as disclosed to Lender in writing.

3.6	Compliance with Laws. Loan Parties have complied in all material respects with all Applicable Law, and Loan Parties have not violated any Applicable Law, the violation of which could reasonably be expected to have a Material Adverse Effect.

3.7	Title to Collateral; Liens. Each Loan Party has good and marketable title to (or valid rights in) the Collateral and each material portion thereof, free and clear of all Liens, except Permitted Liens. No financing statement or similar instrument is on file in any jurisdiction that would perfect a security interest in favor of any Person other than Lender with respect to any material portion of the Collateral, except in connection with Permitted Liens.

3.8	Full Disclosure. No representation, warranty, or other statement made by Loan Parties in any Loan Document or in any certificate or written statement furnished to Lender in connection with this Agreement, when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

4.	AFFIRMATIVE COVENANTS. Each Loan Party shall do all of the following, unless Lender otherwise consents in writing:

4.1	Use of Proceeds. Use the proceeds of the Advances only as permitted by Section 1.4.

4.2	Good Standing; Government Compliance.

(a)	Maintain its legal existence and good standing in Delaware and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect.

(b)	Comply in all material respects with all Applicable Law, and maintain in force all material licenses, approvals, and permits required for the conduct of its business, except where failure to do so could not reasonably be expected to have a Material Adverse Effect.

4.3	Financial Statements; Reports. Each Loan Party shall deliver to Lender:

(a)	Annual Financial Statements. As soon as available, and in any event within one hundred twenty (120) days after the end of each fiscal year, annual financial statements (balance sheet, income statement, and cash flows) for Loan Parties, prepared in accordance with GAAP and certified by a Responsible Officer; provided that Loan Parties shall deliver reviewed or audited statements only if reasonably requested by Lender based on Borrower’s size, financing plans, or a pending transaction.

(b)	Notice of Default. Promptly upon becoming aware of the occurrence of any Default or Event of Default, a written statement of a Responsible Officer setting forth details of such Default or Event of Default and the action Loan Parties have taken or proposes to take with respect thereto.

(c)	Other Information. Promptly such other readily accessible and reasonable information respecting Loan Parties’ financial condition or business operations as Lender may reasonably request from time to time.

4.4	Taxes. Timely file (or obtain extensions for) all required tax returns and timely pay all material Taxes, assessments, and governmental charges, except for Taxes contested in good faith by appropriate proceedings and for which Loan Parties maintain adequate reserves in accordance with GAAP.

4.5	Access to Books and Records. Lender (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice and during a Loan Party’s usual business hours, to inspect such Loan Party’s books and records and to discuss such Loan Party’s affairs with such Loan Party’s officers, in each case no more than once per year unless an Event of Default has occurred and is continuing.

4.6	Insurance. Maintain insurance coverage for risks and in amounts customary for similarly situated companies in Loan Parties’ industry and location, and, upon request, provide Lender with certificates of insurance evidencing such coverage.

4.7	Protection of Collateral; Intellectual Property. Protect, defend, and maintain the validity and enforceability of Loan Parties’ Intellectual Property in all material respects, except where failure to do so could not reasonably be expected to have a Material Adverse Effect. Loan Parties shall promptly advise Lender in writing of any material infringement or claim that could reasonably be expected to materially and adversely affect the value of Loan Parties’ Intellectual Property or the Collateral.

4.8	Further Assurances. From time to time, at Loan Parties’ expense, execute and deliver such further instruments and take such further actions as Lender may reasonably request to effect the purposes of this Agreement and to perfect, continue, and protect Lender’s Liens on the Collateral, including executing control agreements, IP security agreements, and other customary collateral documentation.

5.	NEGATIVE COVENANTS. Each Loan Party shall not do any of the following without Lender’s prior written consent:

5.1	Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of all or any material part of its assets, other than (a) dispositions of inventory or obsolete equipment in the ordinary course of business, and (b) non-exclusive licenses of Intellectual Property in the ordinary course of business that do not materially impair the value of such Intellectual Property.

5.2	Changes in Business; Organizational Changes.

(a)	Engage in any business other than the business currently conducted by Loan Parties and activities reasonably related or incidental thereto.

(b)	Liquidate or dissolve.

(c)	Change its jurisdiction of organization, organizational structure or type, or legal name without at least thirty (30) days’ prior written notice to Lender and completion of such filings and deliverables as Lender reasonably requests to maintain perfection of its Liens.

5.3	Mergers. Merge or consolidate with any other Person or sell all or substantially all of the assets or Equity Interests of itself, except for transactions in the ordinary course of business that (i) do not, individually or in the aggregate, exceed $100,000 in any fiscal year, (ii) do not result in a Material Adverse Effect, and (iii) do not impair Lender’s security interests.

5.4	Indebtedness. Create, incur, assume, guarantee, or be or remain liable for any Indebtedness other than (a) Indebtedness to Lender under this Agreement and the other Loan Documents, (b) unsecured trade payables incurred in the ordinary course of business and (c) Indebtedness of any Loan Party owing to any other Loan Party arising from any advance, loan, capital contribution, or other transfer permitted by Section 5.7, in each case for so long as each of the obligor and the obligee thereon is and remains a Loan Party.

5.5	Liens. Create, incur, assume, or permit to exist any Lien with respect to any of its property, except Permitted Liens.

5.6	Investments. Make any Investment in or to any Person other than (a) Investments in Cash Equivalents, (b) other Investments not exceeding $100,000 in the aggregate at any time outstanding, and (c) Investments by any Loan Party in any other Loan Party consisting of advances, loans, capital contributions, or other transfers permitted by Section 5.7, in each case for so long as the Person in which such Investment is made is and remains a Loan Party, in each case so long as no Default or Event of Default has occurred and is continuing.

5.7	Distributions. Declare or pay any dividends or make any other distribution or payment on account of any Equity Interests; provided, however, that (a) any Loan Party may make distributions, dividends, advances, loans, capital contributions, or other transfers of cash or other property to any other Loan Party, including out of the proceeds of any Advance and including for the working capital and general corporate purposes of such other Loan Party, in each case for so long as such other Loan Party is and remains a Loan Party, and (b) Loan Parties may make tax distributions to equity holders in an amount not to exceed the aggregate federal, state, and local income tax liability attributable to such equity holders’ ownership of Loan Parties (if applicable).

5.8	Transactions with Affiliates. Enter into or permit to exist any material transaction with any Affiliate of Loan Parties, except transactions in the ordinary course of business on fair and reasonable terms that are no less favorable to Loan Parties than would be obtained in an arm’s-length transaction with a non-affiliated Person, and except transactions solely among Loan Parties that are permitted by Section 5.4, Section 5.6, or Section 5.7.

5.9	Amendments to Organizational Documents. Amend, alter, repeal, or otherwise modify any provision of any Loan Party’s organizational documents in a manner that would materially and adversely affect Lender’s rights hereunder or Loan Parties’ ability to repay the Obligations.

6.	GUARANTY

6.1	The Guaranty. Each Guarantor hereby absolutely and unconditionally, jointly and severally guarantees, as primary obligor and as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all Obligations (for each Guarantor, subject to the proviso in this sentence, its “Guaranteed Obligations”); provided, that the liability of each Guarantor individually with respect to this guaranty shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any applicable law. Without limiting the generality of the foregoing, the Guaranteed Obligations shall include any such indebtedness, obligations, and liabilities, or portion thereof, which may be or hereafter become unenforceable or compromised or shall be an allowed or disallowed claim under any proceeding or case commenced by or against any debtor under any Debtor Relief Laws. Lender’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor, and conclusive for the purpose of establishing the amount of the Obligations. This guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of the Guarantors, or any of them, under this guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

6.2	Rights of Lender. Each Guarantor consents and agrees that the holder of the Obligations may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as Lender in its sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

6.3	Certain Waivers. Each Guarantor waives (a) any defense arising by reason of any disability or other defense of Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any holder of Obligations) of the liability of Borrower or any other Loan Party; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of Borrower or any other Loan Party; (c) the benefit of any statute of limitations affecting any Guarantor’s liability hereunder; (d) any right to proceed against Borrower or any other Loan Party, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any holder of Obligations whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any holder of Obligations; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties. Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this guaranty or of the existence, creation or incurrence of new or additional Obligations.

6.4	Obligations Independent. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce this guaranty whether or not Borrower or any other person or entity is joined as a party.

6.5	Subrogation. No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this guaranty until all of the Obligations and any amounts payable under this guaranty have been indefeasibly paid and performed in full. If any amounts are paid to a Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the holders of the Obligations and shall forthwith be paid to the holders of the Obligations to reduce the amount of the Obligations, whether matured or unmatured.

6.6	Termination; Reinstatement. This guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until the maturity date of the Obligations hereunder. Notwithstanding the foregoing, this guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of Borrower or a Guarantor is made, or any of the holders of the Obligations exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the holders of the Obligations in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the holders of the Obligations are in possession of or have released this guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this Section shall survive termination of this guaranty.

6.7	Stay of Acceleration. If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against a Guarantor or Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by each Guarantor, jointly and severally, immediately upon demand by the holders of the Obligations.

6.8	Condition of Borrower. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from Borrower and each other guarantor such information concerning the financial condition, business and operations of Borrower and each such other guarantor as such Guarantor requires, and that none of the holders of the Obligations has any duty, and such Guarantor is not relying on the holders of the Obligations at any time, to disclose to it any information relating to the business, operations or financial condition of Borrower or each other guarantor (each Guarantor waiving any duty on the part of the holders of the Obligations to disclose such information and any defense relating to the failure to provide the same).

7.	EVENTS OF DEFAULT. Any one of the following shall constitute an “Event of Default” under this Agreement:

7.1	Payment Default. Borrower fails to make any payment of principal, interest (including, after a Cash Pay Election, cash interest), Unused Line Fee, Lender Expenses, Early Repayment Premium (if applicable), or any other Obligation when due, and such failure continues for five (5) Business Days after such payment is due; provided that no grace period shall apply to payments due on the Maturity Date or upon acceleration.

7.2	Covenant Default.

(a)	Any Loan Party fails to perform or observe any covenant, obligation, or agreement contained in Sections 4.1, 4.2, 4.3, 4.4, 4.8 or Article 5, and such failure continues uncured for ten (10) Business Days after such Loan Party receives written notice thereof from Lender; or

(b)	Any Loan Party fails to perform or observe any other covenant, obligation, or agreement contained in this Agreement or any other Loan Document, and such failure continues uncured for thirty (30) days after such Loan Party receives written notice thereof from Lender.

7.3	Misrepresentations. Any representation, warranty, or other statement made by any Loan Party in this Agreement, any other Loan Document, or in any certificate or writing delivered to Lender in connection herewith is untrue or misleading in any material respect when made (or deemed made).

7.4	Insolvency.

(a)	Any Loan Party is unable to pay its debts as they become due, admits in writing its inability to pay its debts as they become due, or becomes insolvent; or

(b)	Any Loan Party (i) begins an Insolvency Proceeding, (ii) makes an assignment for the benefit of creditors, or (iii) applies for or consents to the appointment of any receiver, trustee, custodian, or similar official for such Loan Party or any substantial part of its assets; or

(c)	An Insolvency Proceeding is commenced against any Loan Party or a receiver, trustee, custodian, or similar official is appointed for such Loan Party or any substantial part of its assets, and in either case is not dismissed or stayed within thirty (30) days.

7.5	Attachment; Levy; Restraint.

(a)	Any material portion of any Loan Party’s assets is attached, seized, levied upon, or comes into possession of a trustee or receiver, and is not discharged or stayed within fifteen (15) days; or

(b)	Any court order enjoins, restrains, or prevents any Loan Party from conducting all or any material part of its business, and such order remains in effect for fifteen (15) days.

7.6	Judgments. One or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least $100,000 (to the extent not covered by independent third-party insurance as to which liability has been accepted by such insurer) shall be rendered against any Loan Party and shall remain unpaid, undischarged, unbonded, and unstayed for thirty (30) days after entry.

7.7	Material Adverse Effect. A Material Adverse Effect occurs.

8.	LENDER’S RIGHTS AND REMEDIES

8.1	Rights and Remedies Generally. Upon the occurrence and during the continuation of an Event of Default, Lender may, without notice or demand (except as required by Applicable Law), do any or all of the following:

(a)	Acceleration. Declare all Obligations immediately due and payable; provided that, if an Event of Default under Section 7.4 occurs, all Obligations shall automatically become immediately due and payable without any action by Lender;

(b)	Termination of Further Advances. Terminate or suspend Lender’s obligation to make Advances and/or reduce the Commitment to zero;

(c)	Exercise Remedies. Exercise all rights and remedies available to Lender under this Agreement, the other Loan Documents, and Applicable Law, including all remedies provided under the UCC, including the right to take possession of the Collateral and to sell, lease, license, or otherwise dispose of the Collateral;

(d)	Setoff. Set off and apply any deposits, balances, or other amounts owing by Lender or any Affiliate of Lender to Loan Parties against the Obligations, to the extent permitted by Applicable Law; and

(e)	Protective Advances. Make such payments and take such actions as Lender deems necessary or appropriate to protect, preserve, or maintain the Collateral or Lender’s Liens, and all amounts paid or incurred by Lender in connection therewith shall constitute Obligations and shall bear interest at the Default Rate from the date paid or incurred.

8.2	UCC and Collateral Disposition.

(a)	Disposition. Lender may sell, lease, license, or otherwise dispose of all or any part of the Collateral at public or private sale, with or without having the Collateral at the place of sale, and at such time or times and upon such terms as Lender deems commercially reasonable. Each Loan Party acknowledges that the Collateral may be of a type that is customarily sold on a recognized market or the subject of widely distributed standard price quotations, and Lender may dispose of such Collateral in any commercially reasonable manner consistent with the UCC.

(b)	Commercial Reasonableness. Each Loan Party agrees that ten (10) days’ prior written notice of any intended disposition of Collateral shall be reasonable notice under the UCC; provided that Lender may provide a shorter period if permitted by Applicable Law or if Collateral is perishable or threatens to decline speedily in value.

(c)	Application of Proceeds. Proceeds of any disposition shall be applied (i) first, to the costs and expenses of disposition, including reasonable attorneys’ fees and costs, (ii) second, to accrued and unpaid interest, fees, and other amounts due, and (iii) third, to principal (including capitalized PIK Interest), and (iv) any surplus, to Borrower or as otherwise required by Applicable Law.

8.3	No Waiver; Remedies Cumulative. Lender’s failure at any time to require strict performance by any Loan Party of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Lender thereafter to demand strict performance and compliance. No waiver shall be effective unless in writing and signed by the Party granting the waiver, and then only for the specific instance and purpose for which it is given. All rights and remedies are cumulative and may be exercised singularly or concurrently.

8.4	Demand Waiver. Except as expressly required by this Agreement, each Loan Party waives demand, notice of default, notice of dishonor, notice of payment and nonpayment, notice of acceleration, presentment, protest, and all other notices to which Loan Parties might otherwise be entitled, to the fullest extent permitted by Applicable Law.

9.	SECURITY INTEREST; COLLATERAL; PERFECTION

9.1	Grant of Security Interest. As security for the prompt payment and performance of all Obligations, each Loan Party hereby grants to Lender a continuing security interest in, and lien upon, and right of setoff against, all right, title, and interest of Loan Parties in and to all personal property of Loan Parties, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof (collectively, the “Collateral”), including without limitation, all of the following:

(a)	all Accounts, Chattel Paper, Commercial Tort Claims (to the extent permitted by Applicable Law), Deposit Accounts, Documents, Equipment, Farm Products, General Intangibles (including Intellectual Property), Goods, Instruments, Inventory, Investment Property, Letter-of-Credit Rights, Money, Payment Intangibles, Software, Supporting Obligations, and any and all other property that may be subject to a security interest under Article 9 of the UCC as in effect from time to time;

(b)	all Books and Records (including Loan Parties’ ledgers, financial records, customer lists, and computer programs, source code repositories to the extent permitted by Applicable Law, and media containing any of the foregoing);

(c)	all present and future rights to payment, rents, royalties, revenues, income, and other proceeds relating to any of the foregoing; and

(d)	all proceeds (including insurance proceeds and condemnation awards), products, accessions, substitutions, replacements, additions, improvements, and renewals of any of the foregoing.

9.2	Excluded Property. Notwithstanding Section 9.1, Collateral shall not include (a) any property to the extent the grant of a security interest therein is prohibited by Applicable Law or requires consent that has not been obtained and cannot be obtained using commercially reasonable efforts; provided, however, that such exclusion shall not apply to the extent that such prohibition would be ineffective under the UCC or other Applicable Law, and (b) any “intent-to-use” trademark applications to the extent, and only to the extent, that the grant of a security interest therein would impair the validity of such application under Applicable Law; provided, however, that such Collateral shall automatically be included once such impairment no longer applies (including upon filing an amendment to allege use or statement of use).

9.3	After-Acquired Property; Proceeds. The security interest granted herein shall include after-acquired property and shall attach to all proceeds of Collateral, whether constituting cash proceeds or non-cash proceeds, and whether arising before or after an Event of Default.

9.4	Perfection; Filings; Control.

(a)	UCC Filings. Each Loan Party authorizes Lender to file financing statements and amendments, and other records, in any jurisdictions and offices that Lender deems necessary or desirable to perfect or maintain perfection of its security interest in the Collateral. Each Loan Party agrees to provide Lender with such descriptions of the Collateral and other information as Lender may reasonably request to facilitate such filings.

(b)	Deposit and Securities Accounts. Upon Lender’s request, a Loan Party shall cause any Deposit Account or securities account (in each case, to the extent perfection by control is available and customary) to be subject to a control agreement in favor of Lender in form and substance reasonably satisfactory to Lender.

(c)	Intellectual Property. Upon Lender’s request, a Loan Party shall execute and deliver to Lender an intellectual property security agreement and such other instruments as Lender may reasonably request to evidence and/or perfect Lender’s Liens in such Loan Party’s Intellectual Property (including by filing with the U.S. Patent and Trademark Office and/or U.S. Copyright Office where appropriate), provided that the Parties acknowledge and agree that perfection as to certain Intellectual Property may be achieved by UCC filings, and that Lender may elect to perfect by any legally available method.

9.5	Representations, Warranties and Covenants Regarding Collateral. Each Loan Party represents, warrants, and covenants that:

(a)	Title; First Priority. Each Loan Party owns the Collateral free and clear of all Liens other than Permitted Liens, and the security interest granted to Lender is, or upon perfection will be, a valid, perfected security interest in the Collateral, having first priority (subject only to Permitted Liens that have priority by operation of law).

(b)	Location; Name. Each Loan Party’s legal name is as set forth in this Agreement, and Loan Parties shall not change its legal name, jurisdiction of organization, or chief executive office location without providing Lender at least thirty (30) days’ prior written notice and taking such actions as Lender reasonably requests to maintain the perfection and priority of Lender’s security interest.

(c)	Preservation. Loan Parties shall preserve, protect, and maintain the Collateral in good order and condition (ordinary wear and tear excepted), and shall not permit waste or material impairment of the Collateral.

(d)	Insurance Proceeds. All insurance proceeds relating to the Collateral shall constitute proceeds of Collateral. Upon an Event of Default, Lender may apply such proceeds to the Obligations in accordance with Section 8.2(c), to the extent permitted by Applicable Law.

9.6	Liens. “Permitted Liens” means:

(a)	Liens in favor of Lender securing the Obligations;

(b)	Liens for Taxes, assessments, or governmental charges not yet due and payable or being contested in good faith by appropriate proceedings and for which each Loan Party maintains adequate reserves in accordance with GAAP;

(c)	Liens of carriers, warehousemen, mechanics, and other Persons that are possessory in nature arising in the ordinary course of business and not delinquent or being contested in good faith; and

(d)	other Liens expressly approved in writing by Lender.

9.7	Power of Attorney. Each Loan Party hereby irrevocably appoints Lender as Loan Parties’ attorney-in-fact (such appointment being coupled with an interest) solely for the purpose, upon the occurrence and during the continuation of an Event of Default, of taking any action that Lender deems necessary or appropriate to perfect, maintain, or enforce Lender’s rights in the Collateral, including executing and filing financing statements, endorsements, assignments, or similar documents. Lender shall have no duty to exercise such power, and Loan Parties shall indemnify Lender for any actions taken in good faith pursuant to this Section to the fullest extent permitted by Applicable Law.

9.8	NOTICES. All notices, consents, requests, approvals, demands, or other communication by any Party to this Agreement must be in writing and shall be deemed to have been validly served, given, or delivered: (i) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (ii) upon transmission, when sent by electronic mail; (iii) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid for next day or delivery; or (iv) when delivered, if hand-delivered by messenger, all of which shall be addressed to the Party to be notified and sent to the address or email address indicated below; provided that, for clause (ii), if such communication is not sent during the normal business hours of the recipient, it shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.

If to Borrower and other Loan Parties:

Altivera Vision Inc.

8 The Green Ste B,

Dover, Kent County, Delaware 19901

Attn: Jeffrey Machat, CEO

Email:

If to Lender:

RAD Technologies, Inc.

Attn: Jeremy Barnett, CEO

Email:

Either Party may change its address by giving the other Party notice in accordance with this Section.

11.	GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL

11.1	Governing Law. This Agreement and the other Loan Documents shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law that would require the application of the laws of another jurisdiction.

11.2	Jurisdiction and Venue. Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of the state and federal courts located in the State of Delaware for any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby; provided, however, that nothing herein shall preclude Lender from bringing suit or taking other legal action in any other jurisdiction to enforce its security interest in the Collateral or to enforce a judgment.

11.3	Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY, AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS HAD THE OPPORTUNITY TO REVIEW THIS WAIVER WITH COUNSEL. This Section shall survive the termination of this Agreement and the repayment of all Obligations.

12.	GENERAL PROVISIONS; DEFINITIONS AND INTERPRETATION

12.1	Successors and Assigns. This Agreement binds and inures to the benefit of the successors and permitted assigns of each Party. Each Loan Party may not assign or transfer this Agreement or any rights or obligations hereunder without Lender’s prior written consent, and any attempted assignment without such consent is void. Lender may assign this Agreement to any Person upon written notice to Borrower.

12.2	Amendments; Waivers; Integration. No amendment, modification, or waiver of any provision of this Agreement or any other Loan Document shall be effective unless in writing and signed by each Party against whom enforcement is sought. The Loan Documents constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous negotiations, understandings, and agreements.

12.3	Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together constitute one instrument. Delivery of an executed signature page by electronic transmission shall be effective as delivery of a manually executed counterpart. The Parties agree that electronic signatures shall be valid and binding to the fullest extent permitted by Applicable Law.

12.4	Confidentiality. Each Party shall keep confidential the terms of this Agreement and any nonpublic information received from the other Party in connection herewith, except to the extent disclosure is required by Applicable Law, to accountants, auditors, attorneys, financing sources, prospective investors, or other Representatives who are subject to confidentiality obligations, or as necessary to enforce rights under the Loan Documents.

12.5	Indemnification; Limitation of Liability.

(a)	Indemnification. Each Loan Party shall indemnify, defend, and hold harmless Lender and its Affiliates and each of their respective directors, officers, employees, agents, and Representatives (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities, and reasonable out-of-pocket expenses (including reasonable attorneys’ fees) arising out of or relating to (i) the execution, delivery, performance, or enforcement of any Loan Document, (ii) the Advances or the use of proceeds thereof, or (iii) any claim by a third party relating to the Collateral; provided that such indemnity shall not be available to the extent such losses are determined by a final, nonappealable judgment of a court of competent jurisdiction to have resulted from the fraud, gross negligence, or willful misconduct of such Indemnified Person.

(b)	Waiver of Consequential Damages. To the fullest extent permitted by Applicable Law, neither Party shall be liable to the other for special, indirect, consequential, or punitive damages (as opposed to direct or actual damages) arising out of or relating to this Agreement, except to the extent such damages are included in a third-party claim subject to indemnification obligations.

This Section shall survive the termination of this Agreement and repayment of the Obligations.

12.6	Severability. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall remain in full force and effect, and the invalid or unenforceable provision shall be enforced to the maximum extent permissible so as to effect the intent of the Parties.

12.7	Time of Essence. Time is of the essence for the performance of all obligations under the Loan Documents.

12.8	Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“ACH Authorization” has the meaning set forth in Section 1.7(b).

“Advance” has the meaning set forth in Section 1.1(a).

“Advance Request” has the meaning set forth in Section 1.2(a).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person.

“Applicable Law” means all applicable laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations, and orders of courts or Governmental Authorities.

“Books and Records” means all books and records of Loan Parties, including ledgers, accounting records, tax returns, records regarding assets or liabilities, business operations or financial condition, and all media containing any of the foregoing.

“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in Delaware are authorized or required by law to close.

“Cash Equivalents” means cash, cash equivalents, and highly liquid investments with maturities of not more than one (1) year.

“Cash Pay Election” has the meaning set forth in Section 1.5(c).

“Change in Law” means the occurrence, after the Effective Date, of (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in Applicable Law or in the administration, interpretation, or application thereof by any Governmental Authority, or (iii) the making or issuance of any request, rule, guideline, or directive by any Governmental Authority, whether or not having the force of law.

“Collateral” has the meaning set forth in Section 9.1.

“Commitment” has the meaning set forth in Section 1.1(a).

“Contingent Obligation” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, or otherwise to assure a creditor against loss) any indebtedness, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person’s obligation in respect of any Contingent Obligation shall (subject to any limitation set forth therein) be deemed to be the principal amount of the debt, obligation or other liability supported thereby, or, if not a fixed and determined amount, the maximum reasonably anticipated liability in respect thereof as determined in good faith by the Person providing the guarantee or support.

“Default” means any event which, with notice or the passage of time or both, would constitute an Event of Default.

“Default Rate” has the meaning set forth in Section 1.5(d).

“Early Repayment Premium” has the meaning set forth in Section 1.8(b).

“Equity Interests” means, with respect to any Person, the capital stock or other equity ownership interests of such Person, and any securities convertible into or exercisable for such interests.

“Event of Default” has the meaning set forth in Article 7.

“Governmental Authority” means any federal, state, local, or foreign government or governmental authority, agency, court, tribunal, or regulatory body.

“Indebtedness” means (i) indebtedness for borrowed money, (ii) obligations evidenced by notes or similar instruments, (iii) obligations under letters of credit, and (iv) Contingent Obligations.

“Insolvency Proceeding” means any proceeding by or against any Person under any bankruptcy, insolvency, reorganization, receivership, or similar law, including assignments for the benefit of creditors.

“Intellectual Property” means all rights of each Loan Party in and to copyrights, patents, trademarks, service marks, trade names, domain names, trade secrets, know-how, software (including source code to the extent permitted by Applicable Law), and all related registrations and applications.

“Lien” means a mortgage, deed of trust, pledge, security interest, encumbrance, charge, levy, attachment, or other similar lien.

“Loan Documents” means this Agreement, the Note (if executed), the ACH Authorization (if executed), all UCC financing statements, control agreements, security agreements, and other certificates, notices, exhibits, or other documents delivered in connection with this Agreement, in each case as amended from time to time.

“Loan Party” means Borrower and each Guarantor.

“Material Adverse Effect” means (i) a material adverse change in the business, operations, or condition (financial or otherwise) of Loan Parties, or (ii) a material impairment of the prospect of repayment of the Obligations or the enforceability or priority of Lender’s Liens.

“Maturity Date” has the meaning set forth in Section 1.3(a).

“Note” has the meaning set forth in Section 1.2(d).

“Obligations” means all obligations of Borrower to Lender now or hereafter existing under or in connection with any Loan Document, including principal (including capitalized PIK Interest), interest, fees, the Early Repayment Premium (if applicable), Lender Expenses, and all other amounts owing, whether direct or indirect, absolute or contingent, matured or unmatured.

“Party” or “Parties” has the meaning set forth in the preamble.

“Permitted Liens” has the meaning set forth in Section 9.6.

“Person” means any individual, corporation, partnership, limited liability company, trust, association, or other entity.

“PIK Interest” has the meaning set forth in Section 1.5(b).

“PIK Period” has the meaning set forth in Section 1.5(b).

“Responsible Officer” means any of the Chief Executive Officer, President, Chief Financial Officer, Treasurer, or other officer of each Loan Party performing a similar function.

“Taxes” means all present or future taxes, levies, duties, imposts, deductions, withholdings, assessments, fees, or other charges imposed by any Governmental Authority.

“UCC” means the Uniform Commercial Code as in effect in the State of New York (or, if perfection or priority is governed by another jurisdiction, the Uniform Commercial Code as in effect in such jurisdiction).

“Unused Line Fee” has the meaning set forth in Section 1.6(a).

“Unused Commitment” has the meaning set forth in Section 1.6(a).

12.6	Other Terms Defined in the UCC.

All other capitalized words and phrases used and not otherwise specifically defined herein (including, without limitation, “Accounts”, “Chattel Paper”, “Commercial Tort Claims”, “Deposit Account”, “Document”, “Equipment”, “Farm Products”, “General Intangibles”, “Goods”, “Instrument”, “Inventory”, “Investment Property”, “Letter-of-Credit Right”, “Money”, “Payment Intangibles”, “Supporting Obligations”) shall have the respective meanings assigned to such terms in the UCC, as amended from time to time, to the extent the same are used or defined therein.

12.7	Interpretation.

(a)	The words “shall” and “will” are mandatory; “may” is permissive; “or” is not exclusive; “including” is not limiting. The singular includes the plural.

(b)	References to “Sections” or “Articles” refer to sections or articles of this Agreement.

(c)	The Parties acknowledge that they and their counsel participated in the drafting of this Agreement, and no provision shall be construed against any Party by reason of authorship.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date.

BORROWER:

Altivera Vision Inc., a Delaware corporation

By:	/s/ Steven Silver
Name:	Steven Silver
Title:	CEO

GUARANTORS:

Altivera Vision Management, LLC, a Delaware limited liability company

By:	/s/ Deon Kibel
Name:	Deon Kibel
Title:	Manager

Altivera Vision Holdings, LLC, a Delaware limited liability company

By:	/s/ Deon Kibel
Name:	Deon Kibel
Title:	Manager

Altivera Vision ASC Holdings, LLC, a Delaware limited liability company

By:	/s/ Deon Kibel
Name:	Deon Kibel
Title:	Manager

LENDER:

RAD TECHNOLOGIES, INC., a Delaware corporation

By:	/s/ Jeremy Barnett
Name:	Jeremy Barnett
Title:	CEO

EXHIBIT A

FORM OF ADVANCE REQUEST

Date: ___________, 20

To: RAD Technologies, Inc. (“Lender”)

Re: Advance Request under the Delayed Draw Term Loan and Security Agreement dated as of September 1, 2026 (the “Agreement”), by and among Lender, Altivera Vision Inc., a Delaware corporation, as Borrower, and certain other parties party thereto.

Reference is made to the Agreement. Capitalized terms used but not defined herein have the meanings given in the Agreement.

Borrower hereby requests an Advance in the principal amount of $__________ to be funded on ______________ (the “Funding Date”).

Borrower represents and certifies that (i) the representations and warranties in the Agreement and the other Loan Documents are true and correct in all material respects as of the date hereof and as of the Funding Date (except those expressly referring to a specific earlier date), (ii) no Default or Event of Default has occurred and is continuing or would result from the making of the Advance, and (iii) the proceeds will be used for permitted purposes under Section 1.4 of the Agreement.

Wire Instructions:

Bank:

ABA/Routing:

Account No.:

Account Name:

Altivera Vision Management LLC

By:

Name:

Title: